Exhibit 99.2

OpenText Announces Proposed Offerings of Senior Unsecured

Fixed Rate Notes to Redeem Outstanding 2026 Notes

Waterloo, ON – November 9, 2021 – Open Text Corporation (NASDAQ: OTEX) (TSX: OTEX) (“OpenText” or the “Company”) announced today proposed offerings of $1.0 billion in total aggregate principal amount of senior unsecured fixed rate notes by OpenText and Open Text Holdings, Inc., a wholly-owned indirect U.S. subsidiary of OpenText (“OTHI”).

OpenText intends to use the substantial portion of the net proceeds from the offerings to (i) redeem in full the outstanding $850 million aggregate principal amount of OpenText’s 5.875% notes due 2026 (the “2026 Notes”) and pay the make-whole premium of $25 million that will be paid in connection with such redemption of the 2026 Notes and (ii) pay related fees and expenses; and OpenText expects to use the balance of the net proceeds for general corporate purposes, including potential future acquisitions.

The proposed offerings consist of OpenText’s senior unsecured fixed rate notes due 2029 (the “OTC notes”), guaranteed initially on a senior unsecured basis by OpenText’s existing wholly-owned subsidiaries that borrow or guarantee OpenText’s obligations under its existing senior credit facilities, and OTHI’s senior unsecured fixed rate notes due 2031 (the “OTHI notes” and collectively with the OTC notes, the “notes”), guaranteed on a senior unsecured basis by OpenText and initially guaranteed by OpenText’s existing wholly-owned subsidiaries (other than OTHI) that borrow or guarantee OpenText’s obligations under its existing senior credit facilities. The precise timing, size and terms of the offerings (including the size of each offering) are subject to market conditions and other factors.

The notes and related guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). The notes and related guarantees may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. The notes and related guarantees will be offered in Canada under available prospectus exemptions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes and related guarantees. Any offers of the notes and related guarantees will be made only by means of a related private offering memorandum with respect to such notes and related guarantees.

This press release shall not constitute a notice of redemption under the indenture governing the 2026 Notes, dated as of May 31, 2016. Any such notice, if made, will only be made in accordance with the provisions of the indenture governing the 2026 Notes. There can be no assurances as to whether OpenText will actually implement any such redemption.

About OpenText

OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, powered by OpenText Cloud Editions.

Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the proposed offerings and the proposed redemption, and the operating environment, economies and markets in which the Company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText’s assumptions, although considered reasonable by the Company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the Securities and Exchange Commission and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OTEX-F

For more information, please contact:

Harry E. Blount

Senior Vice President, Global Head of Investor Relations

Open Text Corporation

415-963-0825

investors@opentext.com

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